Exhibit 99.1

Hanger Announces Appointment of Dr. Mark M. Jones to Board of Directors

AUSTIN, Texas – (BUSINESS WIRE) — Sept. 24, 2020 – Hanger, Inc. (NYSE: HNGR) (the "Company") today announced that Mark M. Jones, MD has been appointed to its Board of Directors, increasing the size of the Board to ten members, effective immediately.

Dr. Jones currently serves as Chief of Orthopedic Surgery at Johnston Willis Hospital (HCA) in Richmond, Virginia, and is a practicing orthopedic surgeon at OrthoVirginia, Virginia’s largest provider of orthopedic care and therapy.

"As a respected physician with more than 20 years of experience in a field linked closely to the orthotics and prosthetics (O&P) profession, Dr. Jones brings invaluable expertise and first-hand knowledge of patient care to our Board," said Vinit Asar, President and CEO of Hanger. "Dr. Jones will provide a valuable leadership addition to our Board, particularly regarding Hanger’s commitment to clinical research and driving superior patient outcomes. His expertise will also help the Company execute as we continue moving forward into the future of value-based care."

Dr. Jones has served in his current role at OrthoVirginia since 1995, and at Johnston Willis Hospital since 2015. Additionally, he is a member of Johnston Willis Hospital’s Surgical Advisory Committee. He has previously served on the Board of Directors of OrthoVirginia/West End Orthopedic Clinic from 2005–2015, and on the Board of Directors for Westminster-Canterbury of Richmond from 2008-2010.

In addition to completing orthopedic and general surgery residencies at Virginia Commonwealth University School of Medicine, Dr. Jones completed an Orthopedic Fellowship in Ankle and Foot Surgery at the University of Virginia School of Medicine in 1998, and an Orthopedic Fellowship in Arthritis Surgery at the Johns Hopkins School of Medicine in 1989-1990. Dr. Jones earned his Doctor of Medicine from the Virginia Commonwealth University School of Medicine, and his Bachelor of Science from Duke University. He is a fellow of the American Academy of Orthopedic Surgeons, and a member of the Virginia Orthopaedic Society, the Medical Society of Virginia, and the Richmond Academy of Medicine.

“I am honored to join Hanger’s Board and lend my expertise to furthering Hanger’s commitment to providing outcomes-based care,” said Dr. Jones. “I look forward to the opportunity to collaborate and partner with a Company focused on expert patient care and driving change in the O&P profession.”

About Hanger, Inc. – Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger's Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With nearly 160 years of clinical excellence and innovation, Hanger's vision is to lead the orthotic and prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

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Investor Relations Contact:
Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.
512-777-3573, sfrank@hanger.com

Public Relations & Communications Contact:
Krisita Burket, Vice President, Public Relations & Communications, Hanger, Inc.
904-239-4627, kburket@hanger.com